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                                                                    Exhibit 99.1

News Release
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Media Contact:         Leon L. Judd
                       (219) 273-7631 or (313) 297-2310

Analyst and            Joseph A. Rainis
Investor Contact:      (219) 273-7158



                      EDSEL D. DUNFORD AND HISASHI TANAKA
           ELECTED TO NATIONAL STEEL CORPORATION BOARD OF DIRECTORS

Mishawaka, IN, April 28, 1998 -- National Steel Corporation (NYSE: NS) announced today the election of Edsel D. Dunford and Hisashi Tanaka to its Board of Directors.

Mr. Dunford joins National Steel following a distinguished career in industry. He held a series of executive positions during his 30 year career at TRW, Inc., including President and Chief Operating Officer and member of the Board of Directors from 1991 through 1994. Mr. Dunford began his professional career at the onset of the United States space program and has participated in civil, military and commercial space programs for nearly 40 years.

Mr. Dunford serves as a director of the Thiokol Corporation, Howmet International and Cooper Tire and Rubber and is the Chairman of The Chronicles Group, a historical documentary non-profit corporation. Mr. Dunford also serves as a trustee at the University of California, Los Angeles, is a Fellow of the American Institute of Aeronautics and Astronautics and a member of the National Academy of Engineering.

Mr. Tanaka brings to National Steel's Board of Directors nearly 28 years of experience in the steel industry. Since joining NKK Corporation in 1971 as a Metallurgist, Mr. Tanaka has served in a number of high-ranking capacities. Since 1996, Mr. Tanaka has served as General Manager, Steelmaking Technology, Director, Steelmaking Technology from 1994 to 1995 and Senior Manager, Steelmaking Technology & Purchase from 1993 to 1994. While serving in these capacities, Mr. Tanaka led steel technology process and development at NKK. Prior thereto, as a senior official in the planning organization, Mr. Tanaka established the strategic direction for NKK's steel divisions.

Mr. Tanaka is a graduate of Tokyo University, where he received a Bachelor of Science degree in Metallurgy.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments in excess of six million tons of flat-rolled products. National Steel employs approximately 9,400 employees. Visit National Steel's website at: www.nationalsteel.com.